Exhibit 99.1

Heritage Reports Second Quarter 2022 Results

Tampa, FL – August 4, 2022: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today reported second quarter of 2022 financial results.

Second Quarter 2022 Results

•

Second quarter net loss of $87.9 million or $3.32 per diluted share, down from a net loss of $4.0 million or $0.14 per diluted share in the prior year quarter, with the reduction stemming from a net $90.8 million or $3.48 per diluted share non-cash goodwill impairment charge.

•

Goodwill impairment charge driven by: (i) disruptions in the equity markets, specifically for property and casualty insurance companies, largely due to recent weather-related catastrophe events; (ii) elevated loss ratios for property insurers in our markets; and (iii) trading of our stock below book value.

•

Second quarter adjusted net income[1] of $2.9 million or $0.11 per diluted share, up from an adjusted net loss[1] of $4.0 million, or $0.14 per diluted share in the prior year quarter driven by an improvement in the net combined ratio of 5.8 points, to 99.4%.

•	Net loss ratio of 64.1%, 4.7 points lower from the prior year quarter of 68.8%, driven by higher net earned premium, which outpaced the 0.7% increase in losses.

•

Net current accident year weather losses of $38.1 million, up 7.3% from $35.5 million in the prior year quarter. Current accident year weather losses include $32.1 million of net current accident quarter catastrophe losses, up from $24.5 million in the prior year quarter, and $6.0 million of other weather losses, down from $11.0 million in the prior year quarter.

•	Net expense ratio of 35.3%, down 1.1 point from the prior year quarter amount of 36.4%.

•	Exposure management highlights:

•	Premiums-in-force of $1.2 billion, up 3.4% year-over-year, with the increase driven by higher average premium per policy of 11.5% over the prior year quarter.

•

Policies-in-force declined 7.3%, driven primarily by a planned reduction of policies in the state of Florida, designed to improve underwriting results. The delta was driven by a combination of fewer new policies, non-renewals, and lower retention as expected from rate increases.

•

Efforts to increasingly diversify business outside Florida and into Northeast, Mid-Atlantic, West and Pacific regions resulted in the following reductions in Florida: an 18.9% reduction in policies-in-force and a 14.9% reduction of total insured value (“TIV”) resulting in only a 5.7% reduction in premiums-in-force year-over-year.

•	Overall TIV increased by 0.2%, despite the reduction in policy count of approximately 43,000, due to higher average TIV for most states reflecting continued selective underwriting.

•

Gross premiums earned of $296.2 million, up 3.7% from $285.6 million in the prior year quarter, reflecting higher gross premiums written over the last twelve months driven by higher average premium per policy.

•

Gross premiums written of $365.3 million, up 8.2% from $337.7 million in the prior year quarter, driven by higher rates, with intentional exposure-management and re-underwriting efforts resulting in a 4.6% increase in Florida driven by rate actions and growth of 12.1% in other regions.

•	Total capital returned to shareholders of $1.6 million, reflects $0.06 per share of the regular quarterly dividend.

•	Continued execution of Heritage’s diversification strategy, with 74.4% of TIV outside of Florida, up from 69.8% as of second quarter 2021.

“Our underwriting profit for the quarter and nearly 6-point reduction in our combined ratio demonstrate that our focus on profitability, exposure management and rate adequacy are having the desired impact,” said Heritage CEO Ernie Garateix. “Our improved metrics are significant in comparison to the prior year quarter and we expect these improvements to continue each successive quarter. Additionally, I’m pleased with the outcome of our catastrophe reinsurance program which incepted June 1st. Heritage secured appropriate levels of reinsurance, we did not use the new Florida Reinsurance to Assist Policyholders program, and our program included deployment of Citrus Re, which brings in additional collateralized reinsurance through the capital markets. We are cautiously optimistic that the actions taken by the Florida legislature will have a positive impact on our results and the challenging claims environment, but also believe that more legislative action needs to be taken to improve the health of the Florida property insurance market.”

[1]

Represents a non-GAAP financial measure. Information regarding non-GAAP financial measures, including required reconciliations, are set forth below under the “Non-GAAP Financial Measures” section of this release.

Capital Management

Given that Heritage’s stock is trading below tangible book value, Heritage’s Board of Directors has decided for this quarter to allocate the $0.06 per share typically used to pay a quarterly dividend to shareholders to repurchase common stock, which will be accretive to shareholders. The Board of Directors will re-evaluate dividend distribution on a quarterly basis and will make a determination, in part, based on the current stock trading price as compared to book value.

Results of Operations

The following table summarizes results of operations for the three and six months ended June 30, 2022 and 2021 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	Change		2022	2021	Change

Revenue	$163,770	$150,197	9.0%		$322,378	$297,441	8.4%
Net loss	$(87,866)	$(3,950)	NM	%	$(118,625)	$(9,097)	NM	%
Adjusted net income (loss) [1]	$2,908	$(3,950)	(173.6)%		$(27,851)	$(9,097)	206.2%
Loss per share	$(3.32)	$(0.14)	NM	%	$(4.46)	$(0.33)	NM	%
Adjusted net income (loss)[1]	$0.11	$(0.14)	(178.6)%		$(1.05)	$(0.33)	218.2%
Book value per share	$6.80	$15.20	(55.3)%		$6.80	$15.20	(55.3)%
Adjusted book value[1]	$8.35	$15.20	(45.1)%		$8.35	$15.20	(45.1)%
Return on equity*	(152.0)%	(3.7)%	(148.3	)pts	(90.6)%	(4.2)%	(86.4	)pts
Adjusted return on equity[1]*	5.0%	(3.7)%	8.7	pts	(21.3)%	(4.2)%	(17.1	)pts
Underwriting summary
Gross premiums written	$365,284	$337,700	8.2%		$648,480	$611,881	6.0%
Gross premiums earned	$296,211	$285,646	3.7%		$583,579	$556,057	4.9%
Ceded premiums earned	$(137,940)	$(139,147)	(0.9)%		$(272,379)	$(267,359)	1.9%
Net premiums earned	$158,271	$146,499	8.0%		$311,200	$288,698	7.8%
Ceded premium ratio	46.6%	48.7%	(2.1	)pts	46.7%	48.1%	(1.4	)pts
Ratios to Net Premiums Earned:
Loss ratio	64.1%	68.8%	(4.7	)pts	77.6%	68.8%	8.8	pts
Expense ratio	35.3%	36.4%	(1.1	)pts	36.6%	37.6%	(1.0	)pts
Combined ratio	99.4%	105.2%	(5.8	)pts	114.2%	106.4%	7.8	pts

*	Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period.

Note: Percentages and sums in the table may not recalculate precisely due to rounding.

NM: Not meaningful

Ratios

Ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (“PAC”) and general and administrative (“G&A”) expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of PAC and G&A expenses.

Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty industry. A net combined ratio under 100% generally reflects profitable underwriting results.

[1]

Represents a non-GAAP financial measure. Information regarding non-GAAP financial measures, including required reconciliations, are set forth below under the “Non-GAAP Financial Measures” section of this release.

Second Quarter 2022 Financial Results

Second quarter 2022 net loss was $87.9 million, compared to a net loss of $4.0 million in the prior year quarter. The year-over-year change was primarily attributed to a net $90.8 million non-cash goodwill impairment charge. The goodwill impairment charge was recorded following an interim valuation review and principally stemmed the decline in the fair value of common stock.

Adjusted net income[1] was $2.9 million, up from an adjusted net loss of $4.0 million in the prior year quarter. Adjusted net income growth primarily stemmed from an $11.8 million, or 8.0% increase in net earned premium which exceeded the 2.1% increase in losses and expenses. over the prior year quarter.

Gross premiums written were $365.3 million, up 8.2% from $337.7 million in the prior year quarter, reflecting a 4.6% rate related increase in Florida and 12.1% growth in other states. Rate increases continued to meaningfully benefit written premiums throughout the book of business.

Premiums-in-force were $1.2 billion, up 3.4% from second quarter 2021, while policies-in-force were down 7.3%, with the variance stemming primarily from rate increases and a small policy in-force increase outside of Florida.

Gross premiums earned were $296.2 million, up 3.7% from $285.6 million in the prior year quarter. The increase reflects higher gross premiums written over the last twelve months, primarily related to higher rates on a smaller book of business.

The ceded premium ratio was 46.6%, down 2.1 points from 48.7% in the prior year quarter. The decrease primarily stems from gross premiums earned growth outpacing ceded premium growth. While the higher cost of the June 2022 catastrophe excess of loss program is reflected in these results, the second quarter of 2021 included significant reinstatement premium on the severe convective storm reinsurance contract, which drove up the ceded premium ratio.

The net loss ratio was 64.1%, down 4.7 points from 68.8% in the prior year quarter. The decrease is primarily due to a lower attritional loss ratio, partly offset by less favorable loss development.

The net expense ratio was 35.3%, down 1.1 point from 36.4% in the prior year quarter. The decrease was primarily due to a lower PAC expense ratio.

The net combined ratio was 99.4%, down 5.8 points from 105.2% in the prior year quarter. The improvement was due to a lower net loss ratio, coupled with a small decrease in the net expense ratio, as described above.

Supplemental Information

	At June 30,
	2022	2021
Policies in force:
Florida	195,987	241,581
Other States	354,534	352,205

Total	550,521	593,786

Premiums in force:
Florida	$564,814,121	$598,869,936
Other States	648,621,713	574,888,835

Total	$1,213,435,834	$1,173,758,771

Total Insured Value:
Florida	$103,200,520,845	$121,256,973,834
Other States	299,177,714,835	280,332,366,098

Total	$402,378,235,680	$401,589,339,932

Book Value Analysis

Book value per share decreased to $6.80 at June 30, 2022, down 47.0% from fourth quarter 2021. The decrease from December 31, 2021 is attributable to the goodwill impairment and year-to-date operating losses discussed above, as well as unrealized losses on the Company’s available-for-sale fixed income securities portfolio. The unrealized losses were due to the sharp decline in bond prices during 2022 as a result of the higher interest rate environment. The Company’s fixed income portfolio average credit rating is A+ with a duration of 3.6 years at June 30, 2022. Adjusted book value per common share[1] decreased to $8.35 at June 30, 2022, down from fourth quarter 2021 adjusted book value per share[1] of $12.99.

[1]

Represents a non-GAAP financial measure. Information regarding non-GAAP financial measures, including required reconciliations, are set forth below under the “Non-GAAP Financial Measures” section of this release.

Book Value Per Common Share

	As Of
	Jun 30, 2022	Mar 31, 2022	Dec 31, 2021	Jun 30, 2021
Numerator:
Common stockholders’ equity	$180,546	$281,766	$343,051	$424,873
Denominator:
Total Shares Outstanding	26,544,096	26,444,720	26,753,511	27,946,941

Book Value Per Common Share	$6.80	$10.65	$12.82	$15.20

Adjusted Book Value Per Common Share [1]	$8.35	$11.75	$12.99	$15.20

Conference Call Details:

Friday, August 5, 2022– 9:30 a.m. ET

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com/. This webcast will be archived and accessible on the Company’s website.

[1]

Represents a non-GAAP financial measure. Information regarding non-GAAP financial measures, including required reconciliations, are set forth below under the “Non-GAAP Financial Measures” section of this release.

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

	June 30, 2022	December 31, 2021
	(unaudited)
ASSETS
Fixed maturities, available-for-sale, at fair value	$635,458	$669,354
Equity securities, at fair value	1,514	1,415
Other investments, net	17,352	23,929

Total investments	654,324	694,698
Cash and cash equivalents	290,932	359,337
Restricted cash	5,416	5,415
Accrued investment income	3,215	3,167
Premiums receivable, net	81,277	71,925
Reinsurance recoverable on paid and unpaid claims, net	289,106	269,391
Prepaid reinsurance premiums	468,748	265,873
Income tax receivable	13,281	11,739
Deferred income tax asset, net	9,762	—
Deferred policy acquisition costs, net	99,468	93,881
Property and equipment, net	19,622	17,426
Right-of-use lease asset, net	26,047	27,753
Intangibles, net	52,751	55,926
Goodwill	—	91,959
Other assets	15,956	12,272

Total Assets	$2,029,905	$1,980,762

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$553,909	$590,166
Unearned premiums	655,351	590,419
Reinsurance payable	375,284	191,728
Long-term debt, net	122,990	120,757
Deferred income tax liability, net	—	9,426
Advance premiums	37,827	24,504
Accrued compensation	7,730	8,014
Lease liability	29,647	31,172
Accounts payable and other liabilities	66,621	71,525

Total Liabilities	$1,849,359	$1,637,711

Stockholders’ Equity:
Common stock, $0.0001 par value	3	3
Additional paid-in capital	333,747	332,797
Accumulated other comprehensive loss, net of taxes	(41,194)	(4,573)
Treasury stock, at cost	(128,557)	(123,557)
Retained earnings	16,547	138,381

Total Stockholders’ Equity	180,546	343,051

Total Liabilities and Stockholders’ Equity	$2,029,905	$1,980,762

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Statements of Operations and Other Comprehensive Loss

(Amounts in thousands, except share amounts)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
REVENUES:
Gross premiums written	$365,284	$337,700	$648,480	$611,881
Change in gross unearned premiums	(69,073)	(52,054)	(64,901)	(55,824)

Gross premiums earned	296,211	285,646	583,579	556,057
Ceded premiums	(137,940)	(139,147)	(272,379)	(267,359)

Net premiums earned	158,271	146,499	311,200	288,698
Net investment income	2,163	956	4,163	2,249
Net realized losses	(102)	(1,000)	(118)	(920)
Other revenue	3,438	3,742	7,133	7,414

Total revenues	163,770	150,197	322,378	297,441
EXPENSES:
Losses and loss adjustment expenses	101,522	100,834	241,560	198,743
Policy acquisition costs, net	38,375	37,833	76,632	73,199
General and administrative expenses, net	17,466	15,520	37,190	35,320
Goodwill impairment	91,959	—	91,959	—

Total expenses	249,322	154,187	447,341	307,262

Operating Loss	(85,552)	(3,990)	(124,963)	(9,821)
Interest expense, net	1,751	1,925	3,723	3,803

Loss before income taxes	(87,303)	(5,915)	(128,686)	(13,624)

Provision (benefit) for income taxes	563	(1,965)	(10,061)	(4,527)

Net loss	$(87,866)	$(3,950)	$(118,625)	$(9,097)

OTHER COMPREHENSIVE LOSS
Change in net unrealized losses on investments	(16,161)	3,625	(47,932)	(6,972)
Reclassification adjustment for net realized investment losses (gains)	102	(22)	118	(102)
Income tax benefit (expense) related to items of other comprehensive losses (gains)	3,759	(835)	11,193	1,640

Total comprehensive loss	$(100,166)	$(1,182)	$(155,246)	$(14,531)

Weighted average shares outstanding
Basic	26,453,456	27,904,923	26,620,418	27,866,364

Diluted	26,453,456	27,904,923	26,620,418	27,866,364

Loss per share
Basic	$(3.32)	$(0.14)	$(4.46)	$(0.33)
Diluted	$(3.32)	$(0.14)	$(4.46)	$(0.33)

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.2 billion of gross personal and commercial residential premium across its multi-state footprint.

Non-GAAP Financial Measures

We measure our performance with several financial and operating metrics. We use these metrics to assess the progress of our business, make decisions on where to allocate capital, time and investments and assess the long-term performance of our company. Certain of these financial metrics are reported in accordance with U.S. GAAP and certain of these metrics are considered non-GAAP financial measures. As our business evolves, we may make changes to our key financial and operating metrics used to measure our performance. For further information and a reconciliation to the most applicable financial measures under U.S. GAAP, refer to our reconciliations below.

Non-GAAP adjusted net income is a non-GAAP financial measure and the most directly comparable GAAP financial measure is net income. Non-GAAP adjusted net income is calculated by adding back the non-recurring, non-cash charges of $90.8 million, net of taxes related to impairment of goodwill for the three months and six months ended June 30, 2022, respectively.

Non-GAAP adjusted earnings per share (EPS) is a non-GAAP measure and is calculated by dividing the non-GAAP adjusted net income by the number of fully diluted shares at end the of period.

Non-GAAP adjusted return on equity is a non-GAAP measure and is calculated by using non-GAAP adjusted net income as the base for the calculation.

Non-GAAP adjusted book value per share is a non-GAAP measure and is calculated by dividing total stockholders’ equity excluding accumulated other comprehensive loss, net of tax, by the total common shares outstanding.

We use these non-GAAP financial measures internally as performance measures and believe that these measures reflect the financial performance of the Company’s ongoing business and core operations. As a supplement to the primary GAAP presentations, non-GAAP financial measures provide meaningful supplemental information about our operating performance. We believe that these non-GAAP financial measures facilitate comparisons with our historical results and with the results of peer companies who present similar measures (although other companies may define non-GAAP measures differently than we define them, even when similar terms are used to identify such measures). These metrics should only be considered as supplemental to net income, earnings per share and return on equity as measures of our performance. These measures should also not be used as a supplement to, or substitute for, cash flow from operating activities (computed in accordance with U.S. GAAP).

The following tables are reconciliations of adjusted net income, adjusted earnings per share and adjusted return on equity to the most directly comparable U.S. GAAP financial measures for the three and six months ended June 30, 2022 and 2021, respectively:

Statement of Operations Non-GAAP Reconciliation

	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	Change		2022	2021	Change

	(in thousands except per share data)
Income Statement Data
Net loss	$(87,866)	$(3,950)	NM	%	$(118,625)	$(9,097)	$	NM	%
Less: Goodwill impairment, net of tax	(90,774)	—	NM		(90,774)	—		NM

Non-GAAP adjusted net income (loss)	$2,908	$(3,950)	(173.6)%		$(27,851)	$(9,097)		$206.2%
Diluted Earnings Per Share Data
Net loss	$(3.32)	$(0.14)	NM	%	$(4.46)	$(0.33)		NM	%
Less: Goodwill impairment[1]	(3.43)	—	NM		(3.41)	—		NM

Non-GAAP adjusted net income (loss)	$0.11	$(0.14)	(178.6)%		$(1.05)	$(0.33)		203.0%
Return on Equity Data
Return on Equity	(152.0)%	(3.7)%	(148.3	)pts	(90.6)%	(4.2)%		(86.4	)pts
Less: Goodwill impairment, net of tax	(157.1)%	—%	(157.1	)pts	(69.3)%	—%		(69.3	)pts

Non-GAAP adjusted return on equity	5.0%	(3.7)%	8.7	pts	(21.3)%	(4.2)%		(17.1	)pts

[1]	Amount is calculated by dividing the goodwill impairment, net of tax, of $90.8 million by the diluted weighted average shares outstanding at June 30, 2022 of 26,453,456.

Return on Equity Non-GAAP Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

	(in thousands except per share data)
	(annualized)
Income Statement Data
Net loss	$(351,464)	$(15,800)	$(237,250)	$(18,194)
Adjusted net income (loss)	$11,634	$(15,800)	$(55,702)	$(18,194)
Divided by Average Equity:
Shareholders’ equity at the beginning of period	$281,766	$427,448	$343,051	$442,344
Shareholders’ equity at the end of period	180,546	424,873	180,546	424,873

Average Shareholders’ Equity	$231,156	$426,161	$261,798	$433,608

Return on Equity	(152.0)%	(3.7)%	(90.6)%	(4.2)%

Adjusted return on equity	5.0%	(3.7)%	(21.3)%	(4.2)%

Stockholders’ Equity to Adjusted Stockholders’ Equity Reconciliation

	As Of
	Jun 30,	Mar 31,	Dec 31,	Jun 30,
	2022	2022	2021	2021

Common stockholders’ equity	$180,546	$281,766	$343,051	$424,873
Add: Accumulated other comprehensive loss, net of tax	41,194	28,894	4,573	—

Non-GAAP adjusted common stockholders’ equity	$221,740	$310,660	$347,624	$424,873

Weighted shares outstanding	26,544	26,444	26,754	27,947
Book value per common share	$6.80	$10.66	$12.82	$15.20
Non-GAAP adjusted book value per common share	$8.35	$11.75	$12.99	$15.20

Note: Percentages and sums in the tables may not recalculate precisely due to rounding.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to the impact of our strategic initiatives on our future financial results, including focus on profitability, exposure management, rate adequacy and our ability to create value for our shareholders; future dividend payments; the impact of legislation on the homeowner’s insurance marketplace and litigious practices in Florida; our ability to successfully manage inflationary pressures; expectations regarding our fixed income investment portfolio; and our ability to successfully regain value in the Company and achieve our target return on equity. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s underwriting and profitability initiatives; the continued and potentially prolonged impact of the COVID-19 pandemic on the economy, demand for our products and our operations; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including as a result of the COVID-19 pandemic; the impact of macroeconomic and geopolitical conditions, including the impact of supply chain constraints, inflationary pressures, labor availability and the conflict between Russia and Ukraine; the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission on March 14, 2022 and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Kirk Lusk

Chief Financial Officer

klusk@heritagepci.com

investors@heritagepci.com

Mike Houston and Julia Ward

Lambert

HRTG@lambert.com